EXHIBIT 99.1

DESCRIPTION OF COMMON STOCK

McDonald’s Corporation (the “Company”) may issue, from time to time, shares of the Company’s common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, and the Delaware General Corporation Law (“DGCL”).

Authorized Shares

The Company is authorized to issue up to 3.5 billion shares of common stock with one cent ($0.01) par value per share. As of June 30, 2009, the Company had approximately 1.66 billion shares of common stock issued (including approximately 569.3 million shares held in treasury) and had reserved approximately 92.5 million shares of common stock for issuance under various employee or director incentive compensation and option plans. Shares of common stock are listed on the New York Stock Exchange under the symbol “MCD”.

Dividend Rights

Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of assets legally available for their payment, subject to the rights of holders of any preferred stock outstanding.

Voting Rights

Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Each holder of common stock is entitled to one vote per share, and voting rights are noncumulative.

Liquidation Rights

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of the Company’s assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If the Company merges or consolidates with or into another company and as a result the Company’s common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Transfer Agent and Registrar

Computershare Investor Services, LLC is the transfer agent and registrar for the Company’s common stock.

Provisions Related to a Change in Control

Some provisions of the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws and the DGCL may have the effect of delaying, deferring or preventing a tender offer for or the attempted takeover of the Company. The Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, in accordance with the DGCL, provide for the following:

Board of Directors.  That (a) the Board of Directors may establish the number of directors who constitute the Board of Directors; (b) the directors serving on the Board of Directors are divided into three classes, each of which has a term that ends in a succeeding year; and (c) newly-created directorships and vacancies on the Board of Directors other than at the annual meeting are filled by majority vote of the remaining directors.

Special Meetings.  That special meetings of stockholders may be called only by the Company’s Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Stockholder Action by Written Consent.  That all stockholder action be taken at a duly called annual or special meeting of the stockholders and not by any consent in writing.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  That the Company must be given advance notice for a stockholder to nominate directors for election and to present any other business at a stockholder meeting.

Delaware Takeover Statute.  The Company is subject to Section 203 of the DGCL.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner or, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the outstanding voting stock (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who (i) owns 15% or more of a corporation’s outstanding voting stock or (ii) is an affiliate or associate of a corporation who owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock; and the affiliates and associates of such person. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Supermajority Requirements.  In addition to the requirements of Section 203 of the DGCL, the Company’s Restated Certificate of Incorporation provides that the affirmative vote of two-thirds of the Company’s outstanding stock entitled to vote is required in order for the Company’s Board of Directors to exercise its power to merge or consolidate the Company with another corporation or to sell, lease or exchange all or substantially all of the property and assets of the Company if the other party to a proposed transaction is a person or entity owning, immediately prior to the consummation of such transaction, 2% or more of the Company’s issued and outstanding voting stock, except as otherwise permitted by the DGCL.

Additional Authorized Shares of Capital Stock.  The additional shares of authorized common stock and preferred stock available for issuance could be issued at such times, under such circumstances and with such terms and conditions as to further delay, deter or prevent a change in control.